Banksy Launch Alert

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Masterworks <support@masterworks.com>

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Sam,

Happy New Year! Today we're surprise launching a Banksy on the platform!

[Click here for immediate access](#).

It's one of Banksy's "rat-and-heart" motifs, which is among his most popular imagery. Only three have ever appeared at auction—and we own two of them.

[Invest here](#) or view the offering circular below.

Thanks,

The Masterworks Team

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MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281

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